Exhibit 10.2
CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) is made and entered into effective as of June 16, 2023 (the “Effective Date”) by and between MATTHEW B. CRISP (“Special Advisor”) and BENSON HILL, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ, and Special Advisor desires to be employed, as a consultant to perform certain consulting services for the Company subject to and in accordance with the terms and conditions of this Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.Services.
a.Independent Contractor Agreement. The Company hereby agrees to employ Special Advisor as an independent contractor to perform the tasks and duties which are set forth in the statement of work substantially in the form attached hereto as Exhibit A, that describe the specific services to be performed by Special Advisor (as executed, a “Statement of Work”). A Statement of Work may be amended only by written agreement of the parties.
b.Performance of Services. Special Advisor will perform the services described in each Statement of Work (the “Services”) in accordance with the terms and conditions set forth in each such Statement of Work and this Consulting Agreement. Special Advisor shall report to the Chairman of the Company’s Board of Directors (the “Board”) and, with respect to any matters related to or concerning the Company and its business and the Services being provided under this Consulting Agreement, shall only communicate with the interim Chief Executive Officer (“Interim CEO”), the Chief Executive Officer (“CEO”), or the Chairman of the Board.

c.Communication with Clients or Third Parties. Except as otherwise provided herein, during the term of this Consulting Agreement, Consultant shall not communicate with any of the following with respect to any matters related to or concerning the Company and its business and/or the Services being provided under this Consulting Agreement: (i) current or potential customers, clients, vendors, suppliers, representatives or agents of the Company; (ii) employees of the Company (except as otherwise provided in Section 1(b) or otherwise provided in this Consulting Agreement); and (iii) current and potential business, strategic or investment partners of the Company. To the extent any party identified in (i)-(iii) above contacts or attempts to contact Special Advisor during the term of this Consulting Agreement with respect to any matters related to or concerning the Company and its business and/or the Services being provided under this Consulting Agreement, Special Advisor shall direct such part(ies) to the Interim CEO or CEO. Nothing in this Section 1.c. shall limit or supersede Special Advisor’s obligations under Section 5 of the Separation Agreement and General Release.

2.Payment.
a.Compensation. As Special Advisor’s sole compensation for the performance of Services, Company will pay Special Advisor the Compensation specified in each Statement of Work in accordance with the terms set forth therein.

b.Expenses. Unless otherwise specified in the Statement of Work, Company will not reimburse Special Advisor for any expenses incurred by Special Advisor in connection with performing Services.

c.Payment Terms. All fees and other amounts set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in a Statement of Work, Special Advisor will invoice Company for the Services on a monthly basis consistent with the applicable Statement of Work. Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof, except for any amounts that Company disputes in good faith. The parties will use their respective commercially reasonable efforts to promptly resolve any such payment disputes.

3.Relationship of the Parties.
a.Independent Contractor Status. Special Advisor is an independent contractor and nothing in this Consulting Agreement will be construed as establishing an employment or agency relationship between Company and Special Advisor. Special Advisor has no authority to bind Company by contract or otherwise. Special Advisor will perform Services under the general direction of the Interim CEO, CEO and Chairman of the Board, but Special Advisor will determine, in Special Advisor’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Special Advisor will at all times comply with applicable law. Special Advisor will have no office at any of the Company’s locations and will not have any operational responsibilities. Special Advisor will not engage in any external engagements or representation of the Company, unless such engagement or representation is mutually agreed to between Special Advisor and the Chairman of the Board, Interim CEO or CEO.

b.Taxes and Employee Benefits. The Company and the Special Advisor agree that all fees paid by the Company to the Special Advisor under this Agreement are fees for the Services provided by Special Advisor as an independent contractor and will be treated as such for tax purposes. Special Advisor will report to all applicable government agencies as income all compensation received by Special Advisor pursuant to this Consulting Agreement. Special Advisor will be solely responsible for payment of all withholding taxes, social security, workers' compensation, unemployment and disability insurance or similar items required by any government agency. Special Advisor will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Special Advisor will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Special Advisor pursuant to this Consulting Agreement; provided, however, that such indemnification obligations are expressly conditioned upon the Company’s timely written notice to Special Advisor of any claims by any third party that the Company failed to comply with such obligations.

4.Confidential Information. Special Advisor agrees at all times during the term of this Consulting Agreement, and thereafter, to hold in strictest confidence, and not to use (except for the benefit of the Company to fulfill Special Advisor’s obligations to the Company under this Consulting Agreement) or to disclose to any person, firm or company without written authorization from the General Counsel, Interim CEO, CEO or Chairman of the Board of the Company, any Confidential Information of the Company. For purposes of this Consulting Agreement, “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, any non-public research, product or service plans, products, services, customer lists, investor lists, and customers and investors (including, but not limited to, customers or third-party relationships of the Company on whom Special Advisor called, to whom Special Advisor rendered services or provided products or with whom Special Advisor became acquainted during the term of my employment), pricing, costs, markets, summaries, investment strategies, marketing strategies and other strategies, software, developments, Inventions, processes, formulas, technology, designs drawings, engineering, hardware configuration, marketing, financial information or other business information obtained by me or disclosed or made available to me by the Company or any other person or entity during the term of and in connection with my employment with the Company, directly or indirectly, whether in writing, orally, electronically or through any other form or media, or by observation of services, products, systems or other aspects of the Company’s business or otherwise.
Notwithstanding the foregoing, Special Advisor understands that Special Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. Special Advisor also understands that Special Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, if Special Advisor files a lawsuit for retaliation for reporting a suspected violation of law, Special Advisor may disclose trade secret information to his attorney and use the trade secret information in the court proceeding, provided Special Advisor files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
Further notwithstanding the restrictions in this Consulting Agreement, Special Advisor understands that nothing in these confidentiality requirements prohibits Special Advisor from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Special Advisor understands that Special Advisor does not need prior authorization from Company to make any such reports or disclosures, and Special Advisor is not required to notify Company that Special Advisor has made such reports or disclosures. This Consulting Agreement does not limit my right to receive an award for information provided to any government agencies.
The confidentiality provisions set forth in this Consulting Agreement are in addition to, and not in lieu of, Special Advisor’s confidentiality obligations under the Separation Agreement and Release dated as of June 15, 2023, between the Company and Special Advisor (defined as the “Executive” therein) (the “Separation Agreement”).

5.Warranties.
a.No Pre-existing Obligations. Special Advisor represents and warrants that Special Advisor has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Special Advisor’s performance of its obligations under this Consulting Agreement.

b.Performance Standard. Special Advisor represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

c.Non-infringement. Special Advisor represents and warrants that the Special Advisor work product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Special Advisor work product is created, developed or supplied by Company or by a third party on behalf of Company.

d.Restrictive Covenants. Special Advisor shall comply with the non-compete, non-solicitation, non-disparagement, and restrictive covenant agreements as provided for in the Separation and Release Agreement entered into between the Company and Special Advisor, to which this Consulting Agreement is attached as an exhibit.

6.Term and Termination.
a.Term. This Consulting Agreement will commence on the Effective Date and terminate automatically on June 15, 2024, unless terminated earlier in accordance with this Section 6.

b.Termination for Cause. The Company may terminate this Consulting Agreement (including all Statements of Work) for Cause. For the purposes of this Consulting Agreement, “Cause” means Special Advisor, in the Board’s reasonable good faith determination, does any of the following:

i.commits a fraud or act of dishonesty against the Company or any of its affiliates (other than immaterial or inadvertent acts that, if capable of cure, are cured promptly by Special Advisor within 30 days following written notice from the Company);
ii.materially breaches any provision of this Consulting Agreement, or any material provision of the Separation Agreement, including but not limited to his obligations under Section 5;
iii.materially breaches the Company’s written policies and/or written practices relating to discrimination, harassment or retaliation;
iv.fails to materially perform the Services after receiving written notification of the failure (excluding any failure resulting from death or disability);

v.willfully performs acts or omissions that constitute misconduct or gross negligence in connection with the performance of the Services (excluding any failure resulting from death or disability); or

vi.willfully disregards any reasonable and lawful written instruction from the Chairman of the Board of Directors, the Interim CEO or CEO (excluding any failure resulting from death or disability).

In the case of (ii), (iv), (v), and (vi) above, grounds for a termination for Cause shall exist only if Special Advisor fails to cure (if curable) such event within 30 days following written notice from the Company.
c.Termination without Cause. The Company may terminate this Consulting Agreement (including all Statements of Work) for any or no reason without prior notice.

d.Termination by Special Advisor. Special Advisor may terminate this Consulting Agreement (including all Statements of Work) for any or no reason provided that Special Advisor provides Company with thirty (30) days prior written notice.

e.Effect of Termination.

i.Termination for any Reason. Upon the termination of this Consulting Agreement for any reason: (i) Special Advisor will promptly deliver to Company all Special Advisor work product, including all work in progress on any Special Advisor work product not previously delivered to Company, if any; (ii) Special Advisor will promptly deliver to Company all Confidential Information in Special Advisor’s possession, custody or control; and (iii) Company will pay Special Advisor any accrued but unpaid fees due and payable to Special Advisor pursuant to Section 2 and Exhibit A at the time of the termination.
ii.Termination by Special Advisor or Termination by the Company for Cause. In the event this Consulting Agreement is terminated by Special Advisor or by the Company for Cause, the following shall also apply:

1.Special Advisor shall forfeit and lose all entitlement to any amounts other than the accrued but unpaid fees due and payable pursuant to Section 2 and Exhibit A at the time of the termination and shall forfeit any interest in any portion of the Phase I Compensation or Phase II Compensation under Exhibit A that had not been earned as of such date.
2.Special Advisor shall forfeit and lose all entitlement to any portion of the Phase I Bonus or Phase II Bonus that had not been paid prior to the date the Consulting Agreement is terminated; provided, however, that for purposes of this Section 6.e.ii.2. only, Cause shall be limited to Special Advisor’s breach of the restrictive covenants incorporated into Section 5 of the Separation Agreement and General Release.
3.All outstanding equity awards will cease vesting as of the date the Consulting Agreement is terminated, and Special Advisor shall forfeit and lose all entitlement to all unvested equity awards. For the avoidance of doubt, this shall apply to all outstanding option awards, grants of restricted stock units (including the Special Advisor’s Outperformance Grant and Earn out Award) and all other equity interests granted under the 2021 Omnibus Incentive Plan or any other applicable equity or incentive plan of the Company.
iii.Termination without Cause. In the event this Consulting Agreement is terminated by the Company without Cause, Special Advisor shall also be entitled to all amounts that would otherwise be due under Section 2 and Exhibit A had the Company not terminated the Consulting Agreement prior to June 15, 2024. Such amounts shall be paid as soon as practicable following the termination, but no later than ninety (90) days following the termination date subject to Special Advisor’s execution of a General Release in favor of the Company Releasees (as defined in the Separation Agreement and General Release to which this Consulting Agreement is attached) consistent with the General Release and Waiver of Claims set forth in Section 6 of the Separation Agreement and General Release, which General Release shall not provide for any additional restrictive covenants or obligations beyond those set forth in the Separation Agreement and General Release and this Consulting Agreement.
7.Survival. The rights and obligations of the parties under Sections 2, 3(b), 4, 5, 6, 7 and 8 will survive the termination of this Consulting Agreement.
8.Arbitration.
a.Subject to Section 8.b., any dispute, controversy, or claim arising out of or related to Special Advisor’s Services or this Consulting Agreement, or the termination of this Consulting Agreement, including but not limited to claims for any breach of this Consulting Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy (“Disputes”), shall be submitted to and decided by confidential binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in St. Louis County, Missouri. Any arbitration conducted under this Section 8.a. shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Consulting Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties. The costs of any such arbitration will be shared equally by the Company and Senior Advisor unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to one party.

b.Notwithstanding Section 8.a., the Company may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 5 and 12 of the Separation Agreement; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 8.

c.Nothing in this Section 8 shall prohibit a party to this Consulting Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Consulting Agreement in a litigation initiated by a person or entity that is not a party to this Consulting Agreement.

9.General.
a.Assignment. Special Advisor may not assign or transfer this Consulting Agreement, in whole or in part, without Company's express prior written consent. Any attempt to assign this Consulting Agreement, without such consent will be void. Subject to the foregoing, this Consulting Agreement will bind and benefit the parties and their respective successors and assigns.

b.No Election of Remedies. Except as expressly set forth in this Consulting Agreement, the exercise by Company of any of its remedies under this Consulting Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Consulting Agreement or available at law or in equity or otherwise.

c.Attorneys’ Fees. If any action is necessary to enforce the terms of this Consulting Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

d.Governing Law, Jurisdiction, and Venue. This Consulting Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles.

e.Severability. If any provision of this Consulting Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Consulting Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

f.Waiver. The failure by either party to enforce any provision of this Consulting Agreement will not constitute a waiver of future enforcement of that or any other provision.

g.Notices. All notices required or permitted under this Consulting Agreement will be in writing, will reference this Consulting Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationallyrecognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the address as may be specified by either party to the other party in accordance with this Section.

h.Entire Agreement. This Consulting Agreement, together with all Statements of Work and the Separation Agreement to which this is attached as an Exhibit, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. In the event of a conflict, the terms and conditions of each Statement of Work will take precedence over the terms and conditions of this Consulting Agreement. Any waiver, modification or amendment of any provision of this Consulting Agreement will be effective only if in writing and signed by the parties hereto.

10.Counterparts. This Consulting Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

BENSON HILL, INC.    MATTHEW B. CRISP

/s/ Dan Jacobi                      /s/ Matthew B. Crisp